Exhibit 10.4

NEITHER THIS NOTE NOR THE UNDERLYING SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGULATION S THEREUNDER, AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

CONVERTIBLE PROMISSORY NOTE

$	February 1, 2006
Seattle, Washington

For value received NEORX CORPORATION, a Washington corporation (“Payor”), promises to pay to                        or its assigns (“Holder”) at its office at                               or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of                           Dollars ($                ), with interest on the outstanding principal balance hereof at the simple rate of 8% per annum, based on a 365 day year (the “Note Rate”).  Interest shall commence accruing on the date hereof and shall continue on the outstanding principal balance hereof until paid in full or converted pursuant to the terms set forth herein.  Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1.             This note (the “Note”) is issued as part of a series of similar notes (collectively, the “Notes”) to be issued pursuant to the terms of that certain Note and Warrant Purchase Agreement (the “Agreement”) dated as of February 1, 2006 (the “Agreement Date”) to the persons listed on the Schedule of Purchasers thereto (collectively, the “Holders”) and in connection with the consummation of the transactions described in that certain Securities Purchase Agreement dated as of February 1, 2006 (the “Securities Purchase Agreement”).  Further, this Note is one of the Notes referred to in and is executed and delivered in connection with that certain Security Agreement dated as of the Agreement Date and executed by Payor in favor of the Secured Parties set forth therein (as the same may from time to time be amended, modified or supplemented or restated, the “Securities Agreement”).  Each of the Agreement, the Securities Purchase Agreement and the Security Agreement is hereinafter referred to as an “Operative Agreement” and collectively, as the “Operative Agreements”.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

2.             The outstanding principal balance hereof together with all accrued and unpaid interest owing hereunder shall be due and payable in full on the earliest to occur of  (i) May 31, 2006 (the “Term Date”) (ii) the date of the closing of the sale of the Common Stock and Warrants pursuant to the terms of the Securities Purchase Agreement (the “Financing Closing”); and (iii) the written election by the Holders of at least 60% in interest of the aggregate principal amount of the Notes outstanding pursuant to the Agreement following the occurrence of an Event of Default (each such date being referred to herein as a “Maturity Date”).  All payments of interest and principal shall be in lawful money of the United States of America and in immediately available funds and shall be made pro rata among all Holders.  All payments received on this Note shall be applied first to accrued and unpaid interest owing hereunder, and thereafter to principal.

3.             Payor may not prepay principal owing under this Note without the written consent of the Holders of at least 60% in interest of the aggregate principal amount of the Notes outstanding.

4.             Concurrently with the Financing Closing, the outstanding principal balance of this Note and all accrued and unpaid interest on the outstanding principal balance hereof shall, subject to the limitation on conversion set forth in Section 6 below, automatically convert into the number of shares of the Company’s Common Stock (the “Conversion Shares”) equal to the sum of the outstanding principal balance of this Note plus all accrued and unpaid interest owing under this Note, divided by $0.70 (the “Conversion Price”).  In the event this Note is converted pursuant to this Section 4, the holder of this Note shall be treated for all purposes as the record holder of the Conversion Shares. The Conversion Shares have the rights and obligations of the Shares under the Securities Purchase Agreement and the holder thereof shall be deemed to be a Purchaser thereunder.

5.             (i) In the event the Financing Closing does not occur on or before May 31, 2006, (ii) if there occurs an Event of Default or (iii) the Notes are outstanding after the Term Date, then Holder thereafter may convert, at Holder’s option, by written notice delivered to Payor, the outstanding principal balance of this Note and all accrued and unpaid interest on the outstanding principal balance hereof into Conversion Shares at the lesser of: (X) the Conversion Price or (Y) the greater of (a) $0.45 per share or (b) the closing bid price per share of the Company’s Common Stock on the date of the Event of Default or on the Term Date, as applicable. In the event of such voluntary conversion, the Holder shall be treated for all purposes as the record holder of such Conversion Shares. Holder agrees that such conversion shall be subject to the limitation on conversion set forth in Section 6 below and all of the applicable terms and conditions of this Note and the Operative Agreements.

6.             Overall Cap on Common Stock Issuable to Holder.

(a)           Notwithstanding anything herein or in the Related Agreements to the contrary, if the rules of Nasdaq require, the Holder shall not have the right to acquire the Notes and the Bridge Warrants or to convert or exercise any portion thereof into shares of Common

Stock in accordance with their terms (such shares of Common Stock being referred to herein as “Exercise Shares”), to the extent that either (i) the aggregate number of Exercise Shares issued and issuable by the Company pursuant to the Bridge Notes and the Bridge Warrants exceeds 19.9% of the number of shares of Common Stock or the voting power of the Company outstanding on the original date of issuance of the Bridge Notes and the Bridge Warrants (the “Date of Original Issuance”), or (ii) after giving effect to such acquisition, conversion or exercise, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 19.9% of the number of shares of the Common Stock or the voting power of the Company outstanding immediately after the closing of the Bridge Loan (the securities issued and issuable up to and in compliance with the 19.9% thresholds described in clauses (i) and (ii) above being referred to herein as the “Issuable Maximum”), unless the issuance of securities in excess of the Issuable Maximum shall first be approved by the Company’s shareholders in accordance with applicable law and the Bylaws and Articles of Incorporation of the Company.  If, at the time of any potential of the Notes and the Bridge Warrants, or any conversion or exercise thereof, the Exercise Shares issued and issuable exceeds the Issuable Maximum (and if the Company has not previously obtained the required shareholder approval), the Company shall issue to the Holder a number of Notes, Bridge Warrants and Exercise Shares not exceeding the Issuable Maximum, and the remainder of the Notes, Bridge Warrants and Exercise Shares to be issued shall constitute “Excess Shares” pursuant to Section 6(b) below.

(b)           In the event that the Holder’s receipt of Notes, Bridge Warrants and Exercise Shares is restricted based on the Issuable Maximum, the Company shall promptly call a shareholder’s meeting for the purpose of obtaining shareholder approval of the issuance of the Excess Shares to the Holder.  No Exercise Shares issued pursuant to conversion or exercise of any Notes or Bridge Warrants shall be entitled to vote to approve the issuance of the Excess Shares.

(c)           Neither the Company nor any Holder may waive the provisions of this Section 6.

7.             Unless previously converted pursuant to Section 5 or 6 hereof, the entire outstanding principal balance and all accrued and unpaid interest thereon at the Note Rate is not repaid in full on the Maturity Date, or if any payment of interest is not paid when due,  the outstanding principal balance of this Note thereafter shall bear interest until paid in full at an increased rate per annum equal to five percent (5%) above the Note Rate from and after the date of default to the date of the payment in full of such unpaid amount.

8.             Payor shall pay to the Holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Holder in connection with the enforcement of the Holder’s rights and/or the collection of any amounts which become due to the Holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Holder or any other person) relating to Payor or any other person or entity.

9.             All indebtedness owing under this Note is secured by the Collateral (as defined in the Security Agreement) identified and described as security therefor in the Security Agreement.  Payor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien (as defined in the Security Agreement) on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

10.          If there shall be any Event of Default hereunder, at the option and upon the written election by the Holders of at least 60% in interest of the aggregate principal amount of the Notes outstanding and upon written notice to the Payor (which election and notice shall not be required and shall be automatic in the case of an Event of Default under Section 10(e) or 10(f)), the Holder of this Note may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Payor, and the obligation, if any, of the Holder to extend any further credit hereunder shall immediately cease and terminate. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)           Payor fails to pay any principal amount due under this Note on the date the same becomes due and payable or any accrued and unpaid interest or other amounts due under this Note or any of the Operative Agreements on the date the same becomes due and payable;

(b)           Any financial statement or certificate furnished to Holder or otherwise in connection with any of the Operative Agreements or the transactions contemplated thereby, or any representation or warranty made by Payor under any of the Operative Agreements shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)           Payor shall default in the performance of or compliance with any obligation, agreement or other provision contained in this Note or in any Operative Agreement (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of fifteen (15) days from its occurrence;

(d)           There shall exist or occur any event or condition which materially and adversely affects the Payor’s business, prospects or financial condition or is substantially likely to impair the business, prospects or financial condition of Payor or the Payor’s ability to perform any of its obligations under any of the Operative Agreements.

(e)           Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(f)            An involuntary petition is filed against Payor under any bankruptcy or insolvency law or any other law for the relief of, or relating to debtors, now or hereafter in effect, unless such petition is dismissed or discharged within sixty (60) days, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

11.          This Note shall be governed by and construed under the laws of the State of California, without giving effect to conflicts of laws principles.

12.          Except as otherwise provided herein, any term of this Note may be amended or waived with the written consent of Payor and Holders of at least 60% in interest of the aggregate principal amount of Notes issued (or, if after the closing of the Bridge Loan, by the Holders holding at least 60% in interest of the aggregate principal amount of the Notes outstanding) pursuant to the Agreement; provided that any such amendment or waiver is made with respect to all of the Notes.  Upon the effectuation of such waiver or amendment in conformance with this Section 12, the Payor shall provide notice thereof to the record holders of the Notes who have not previously consented thereto.

13.          The Company and the Holder each hereby acknowledges and agrees that the Note constitutes equity of the Company for United States federal income tax purposes, and neither such party shall take any position on any tax or information reporting return inconsistent with such characterization.

14.          This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company and only to the extent permitted by applicable law.  Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee.  Interest and principal shall be paid solely to the registered holder of this Note.

[Signature Page Follows Immediately]

NEORX CORPORATION

Gerald McMahon
Chairman and Chief Executive Officer

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE